Exhibit 4.3

TOP IMAGE SYSTEMS LTD.

THE 2016 ISRAELI INCENTIVE PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

TABLE OF CONTENTS

1. PURPOSE OF THE PLAN
2. DEFINITIONS
3. ADMINISTRATION OF THE PLAN
4. DESIGNATION OF PARTICIPANTS
5. DESIGNATION OF AWARDS PURSUANT TO SECTION 102
6. GRANT OF AWARDS AND ISSUANCE OF SHARE IN TRUST
7. SHARES RESERVED FOR THE PLAN; RESTRICTIONS THEREON
8. PURCHASE PRICE
9. ADJUSTMENTS
10. TERM AND EXERCISE OF AWARDS
11. VESTING OF AWARDS
12. PURCHASE FOR INVESTMENT
13. RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS
14. RIGHTS AS SHAREHOLDERS
15. EFFECTIVE DATE AND DURATION OF THE PLAN
0.AMENDMENTS AND TERMINATION
17. LAWS, GOVERNMENT AND REGULATIONS
18. CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES
19. GOVERNING LAW AND JURISDICTION
20. TAX CONSEQUENCES
21. NON-EXCLUSIVITY OF THE PLAN
22. MULTIPLE AGREEMENTS

This plan, as amended from time to time, shall be known as Top Image Systems Ltd 2016 Israeli Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN

The Plan is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

2.	DEFINITIONS

For purposes of the Plan and related documents, including the Option Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

2.3	“Award” means an award made under this Plan, among other, an option to purchase one or more Shares of the Company or restricted share units or restricted shares.

2.4	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.5	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.6	“Award Agreement” means a document to be signed between the Company and a Grantee that sets out the terms and conditions of an Award.

2.7	“Board” means the Board of Directors of the Company.

2.8	“Capital Gain Award (CGA)” as defined in Section 5.4 below.

2.9
“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Grantee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company; and (vi) any other event classified under any applicable agreement between the Grantee and the Company or an Affiliate as a “cause” for termination or by other language of similar substance.

2.10	“Chairman” means the chairman of the Committee.

2.11	“Code” means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.12	“Committee” means an award compensation committee of the Board, designated from time to time by the resolution of the Board, which shall consist of no fewer than two members of the Board.

2.13	“Company” means Top Image Systems Ltd., an Israeli Company.

2.14	“Companies Law” means the Israeli Companies Law 5759-1999.

2.15	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.16	“Date of Grant” means, the date of grant of an Award, as determined by the Board or authorized Committee and set forth in the Grantee’s Award Agreement.

2.17	"Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.18	“Expiration Date” means the date upon which an Award shall expire, as set forth in Section 10.2 of the Plan.

2.19	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.20	“Plan” means this 2016 Israeli Incentive Plan.

2.21	“ITA” means the Israeli Tax Authorities.

2.22	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.23	“Ordinary Income Award (OIA)” as defined in Section 5.5 below.

2.24	“Grantee” means a person who receives or holds an Award under the Plan.

2.25	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.26	“Purchase Price” means the price for each Share subject to an Award.

2.27	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.28	“Share” means the ordinary shares, NIS 0.04 par value each, of the Company.

2.29	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.30
“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.31	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.32	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.33	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.34
“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Grantee shall be entitled to exercise the Awards or part of the Awards, as set forth in section 11 of the Plan.

3.	ADMINISTRATION OF THE PLAN

3.1
The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority: (i) if no Committee shall be constituted or; (ii) if such Committee shall cease to operate for any reason or; (iii) with respect to the rights not delegated by the Board to the Committee.  Any action of the Committee or the Board which, under applicable law, requires approval of the Company's Compensation Committee, of the Board or of the Company's Shareholders will be so approved.

3.2
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3
The Board and/or Committee, if applicable subject to the approval of the Board, to the extent required under applicable law (and subject further to applicable laws) shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Award Agreements, including, but not limited to, the number of Awards to be granted to each Grantee, the number of Shares to be covered by each Award, provisions concerning the time and the extent to which the Awards may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Award; (iv) make an election as to the type of  Approved 102 Award; and (v) designate the type of  Awards (vi) alter any restrictions and conditions of any Awards or Shares subject to any Awards; (vii) interpret the provisions and supervise the administration of the Plan; (viii) accelerate the right of a Grantee to exercise in whole or in part, any previously granted Award; (ix) determine the Purchase Price of the Award; (x) prescribe, amend and rescind rules and regulations relating to the Plan; and, (xi) make all other determinations deemed necessary or advisable for the administration of the Plan.

3.4
The Board or the Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having a purchase price equal to, lower than or higher than the Purchase Price of the original Award so surrendered and canceled and containing such other terms and conditions, or to change the Purchase Price as the Board or the Committee may prescribe in accordance with the provisions of the Plan.

3.5	The interpretation and construction by the Committee of any provision of the Plan or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.6	No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Award granted thereunder.

4.	DESIGNATION OF PARTICIPANTS

4.1
The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Award; (ii) Non-Employees may only be granted 3(i) Award.

4.2
The grant of an Award hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Awards pursuant to the Plan or any other award plan of the Company or any of its Affiliates.

4.3
Anything in the Plan to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	DESIGNATION OF AWARD PURSUANT TO SECTION 102

5.1	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

5.2
The grant of Approved 102 Awards shall be made under this Plan adopted by the Board as described in Section 15 below, and shall be conditioned upon the approval of this Plan by the ITA as required by Section 102.

5.3	Approved 102 Award may either be classified as Capital Gain Award (“CGA”) or Ordinary Income Award (“OIA”).

5.4	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGA.

5.5	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIA.

5.6
The Company’s election of the type of Approved 102 Award as CGA or OIA granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Award. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Grantees who were granted Approved 102 Award during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Award simultaneously.

5.7	All Approved 102 Award must be held in trust by a Trustee, as described in Section 6 below.

5.8
For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.9
With regards to Approved 102 Awards, the provisions of the Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Award Agreement, shall be considered binding upon the Company and the Grantees.

5.10
Furthermore, Approved 102 Awards may be granted only 30 (thirty) days (or a shorter period as and if approved by the ITA) following the delivery by the Company to the ITA of a request to approve the Plan and the Trustee according to Section 102. Notwithstanding the above, if within 90 (ninety) days of delivery of the aforesaid request, the ITA notifies the Company of its decision not to approve the Plan, any Awards intended to be granted as Approved 102 Awards shall be deemed as Unapproved 102 Awards, unless otherwise approved by the ITA.

6.	GRANT OF AWARDS AND ISSUANCE OF SHARES IN TRUST

6.1
Approved 102 Awards which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

6.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of such Award.

6.3
With respect to any Approved 102 Award, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not be entitled to sell or release from trust any Share received upon the exercise of an Approved 102 Award and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

6.4
Upon receipt of Approved 102 Award, the Grantee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Award or Share granted to him thereunder.

7.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

7.1
The Company may reserve any number authorized unissued Shares, for the purposes of the Plan and for the purposes of any other incentive plans which reservation may be increased from time to time by the Company, subject to the Company's Articles of Association and to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Award at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Award may again be subjected to an Award under the Plan or under the Company’s other incentive plans.

7.2
Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

8.	PURCHASE PRICE

8.1
The Purchase Price of each Share subject to an Award shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Award Agreement will contain the Purchase Price determined for each Grantee.

8.2
The Purchase Price shall be payable upon the exercise of the Award in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.3
The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Grantee (that is the functional currency of the Company or the currency in which the Grantee is paid) as determined by the Company.

9.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Grantee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

9.1
In the event of a Transaction, the unexercised Awards then outstanding under the Plan shall, at the sole discretion of the Board, either be assumed or substituted by an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as shall be determined within the Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price for reflection of such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be in its sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable at least fifteen (15) days prior to the effective date of such Transaction.

9.2
Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that  if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, the Vesting Dates of the Awards of all or part of the Grantees shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is fifteen (15) days prior to the effective date of the Transaction. Subject to the foregoing, the Board shall notify the Grantees that the vested Awards are exercisable for a period of fifteen (15) days from the date of such notice, and the Awards shall terminate upon the expiration of such period.

9.3
For the purposes of Section 9.2 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Award to be solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in fair market value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Awards for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4
If the Company is liquidated or dissolved while unexercised Award remain outstanding under the Plan, then the Board, in its own discretion, may determine that all such outstanding Awards may be exercised in full by the Grantees as of the effective date of any such liquidation or dissolution of the Company without regard to the vesting provisions of Section 11 of the Plan. If the Board determines that the outstanding Awards may be exercised, all such outstanding Awards may be exercised in full by the Grantees giving notice in writing to the Company of their intention to so exercise. If an Award becomes fully vested and exercisable under this Section, the Board shall notify the Grantees in writing or electronically that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period.

9.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a cash dividend, share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Awards therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 7 hereof), in respect of which Awards have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6
Without derogating from the provisions of the Plan, it is to be clarified that in the event that the Company's shares shall be registered for trading a stock exchange , no exercise of an Award shall be made on the determination dates of the distribution of any share dividend (bonus shares), cash dividend, rights offering, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company (the: "Company's Event"). Also, it is to be clarified that if the "X" date of a Company's Event occurs prior to the determination date of a Company's Event, no exercise of an Award shall be made on the "X" date.

10.	TERM AND EXERCISE OF AWARDS

10.1
Awards shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised.

10.2
Awards, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

10.3
The Awards may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Awards become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Grantee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Award and ending upon the date of exercise.

10.4
Subject to the provisions of section 10.5 below, in the event of termination of Grantee’s employment or services, with the Company or any of its Affiliates, all Awards granted to such Grantee will immediately expire upon his termination date. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Grantee’s Award shall not vest and shall not become exercisable  and the Grantee shall have no claim against the Company and/or its Affiliate that his/her Awards were prevented from continuing to vest as of such termination. Notwithstanding anything to the contrary mentioned above, a Grantee shall not cease to be an Employee only due to the transfer of such Employee’s employment among the Company and its Affiliates.

10.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Award Agreement, an Award may be exercised after the date of termination of Grantee's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Awards at the time of such termination according to the Vesting Dates, if:

(i)	termination is without Cause, in which event any Vested Award still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

(ii)
termination is the result of death or disability of the Grantee, in which event any Vested Award still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii)
prior to the date of such termination, the Committee or the Board shall authorize an extension of the terms of all or part of the Vested Awards beyond the date of such termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Award (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection with such outstanding Awards.

For the purpose of this Section 10.5 and Section 10.4 above, "termination of Grantee's employment or services" shall be considered as actual termination date.

10.6
Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise of the Award and the issuance and delivery of the underlying Shares comply with, and do not result in a breach of, all applicable laws, to the satisfaction of the Company in its sole discretion, and have received, if deemed desirable by the Company, the approval of legal counsel for the Company with respect to such compliance

10.7	Any form of Award Agreement authorized by the Plan may contain such other provisions as the Committee may, from time to time, deem advisable.

10.8
With respect to Unapproved 102 Award, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	VESTING OF AWARDS

11.1
Subject to the provisions of the Plan, each Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Award Agreement. However, no Award shall be exercisable after the Expiration Date.

11.2	An Award may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Awards may vary.

12.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Award granted under the Plan is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Grantee (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Grantee has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee.

13.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

13.2
No Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the Plan, and during the lifetime of the Grantee each and all of such Grantee's rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

13.3
As long as Awards and/or Shares are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

13.4
No transfer of Awards and/or Shares by a Grantee by will or by the laws of descent shall be effective against the Company, unless and until: (a) the Company shall have been furnished with written notice thereof, accompanied by an authenticated copy of probate of a will together with the will or inheritance order and/or such other evidence as the Board may deem necessary to establish the validity of the transfer; and (b) the contemplated transferee(s) shall have confirmed to the Company in writing its acceptance of the terms and conditions of the Plan and Award Agreement with respect to the Shares or Awards being transferred, to the satisfaction of the Board.

13.5
Following the exercise of Vested Awards, the Shares shall be transferable; provided, however, that (i) sale or transfer of Shares by the Grantee shall be subject to all restrictions set forth in the Company's Articles of Association, applicable securities regulations, lock up periods and such other conditions and restrictions as may be included in the Articles of Association of the Company, the Plan and the applicable Award Agreement, (ii) the transferee confirms in writing its/his acceptance of the terms and conditions of the Plan and the applicable Award Agreement with respect to the Shares being transferred, to the satisfaction of the Board; and (iii) actual payment of all taxes required to be paid upon such sale and transfer of the Shares has been made to the ITA, and the Trustee (if applicable) received confirmation therefrom that all taxes required to be paid upon such sale and transfer have been paid. Upon request by the Company, the Grantee shall execute any agreement or document evidencing such transfer restrictions prior to the receipt of Shares hereunder, and shall promptly present to the Company any and all certificates representing the Shares for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

13.6	Any transfer that is not made in accordance with the Plan, the Company's Articles of Association or the applicable Award Agreement shall be null and void.

14.	RIGHTS AS SHAREHOLDER

14.2
To avoid doubt, the Grantees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Award, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Grantee as holder of such Shares in the Company’s register of shareholders upon exercise of the Award in accordance with the provisions of the Plan, and in case of Awards and Shares held by the Trustee, subject also to the provisions of Section 6 of the Plan.

14.3
With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Awards) allocated or issued upon the exercise of Awards purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of  Section 102 and the rules, regulations or orders promulgated thereunder.

15.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of the day of its amendment and restatement by the Board and shall terminate at the end of ten (10) years from such day of adoption.

16.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17.	LAWS, GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals according to any law and/or by any governmental agencies or national securities exchanges as may be required. The Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with applicable laws. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Award Agreement with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.	GOVERNING LAW & JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

20.	TAX CONSEQUENCES

20.2
Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

20.3	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to a Grantee until all required payments have been fully made.

21.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

22.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.